                                                                    Exhibit 99.1


                   RPM ANNOUNCES RECORD FIRST QUARTER RESULTS

MEDINA, Ohio -- October 8, 2003 - RPM International Inc. (NYSE: RPM) today reported record sales, earnings, and earnings per share results for its first quarter of fiscal 2004, ended August 31, 2003.


FIRST QUARTER RESULTS

The specialty coatings manufacturer reported record net sales of $590.1 million, up 9 percent from last year's first quarter net sales of $542.4 million. RPM's industrial segment sales increased more than 8 percent and its consumer segment sales increased more than 9 percent over last year's results, including net favorable foreign exchange differences and the impact of several smaller acquisitions.

Record net income of $47.7 million was 8 percent higher than the prior year's first quarter net income of $44.2 million. Record first quarter earnings per common share of $0.41 topped $0.38 a year ago by 8 percent.

"We are pleased with the continued strong results our strategies were able to deliver this first quarter, especially the year-over-year growth in our consumer business," said Frank C. Sullivan, RPM's president and chief executive officer. "As expected, we did experience a number of higher raw material costs during the quarter, including oil-derivative materials such as acetones and solvents, which had a slight negative impact on our gross profit margin."


BUSINESS OUTLOOK

Sullivan added, "We continue to feel that definitive signs of a business upturn are not yet apparent on the industrial side of our business. That said, we continue to secure new business and grow market share in many of our industrial segment operations. Likewise, we continue to actively look at acquisition possibilities both here and in Europe, and we remain focused on cost control and operating leverage, in order to position our industrial businesses for strong profit growth when a better economy returns."


WEBCAST INFORMATION

In conjunction with this news release, RPM will be hosting a conference call at 10 a.m. Eastern time today, October 8. The call may be accessed by dialing 719-457-2630 or over the Internet through RPM's web site at http://www.rpminc.com. Please access approximately 10 minutes before the call to complete registration. A replay will be available from 1 p.m. Eastern time on October 8 until 8 p.m. Eastern time on October 15, 2003 on RPM's web site or by dialing 719-457-0820 and citing access code 710273. A transcript of the call will also be posted on the web site as soon as possible.


ABOUT RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings serving both industrial and consumer markets. RPM's industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. RPM's


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RPM Announces Record First Quarter Results
October 8, 2003
Page 2


consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Leading industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

CONTACT: Glenn R. Hasman, Vice President of Finance and Communications, at 330-273-8820 or ghasman@rpminc.com.

This press release contains "forward-looking statements" relating to the business of the Company. These forward-looking statements, or other statements made by the Company, are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;
(c) continued growth in demand for the Company's products; (d) legal, environmental and litigation risks inherent in the Company's construction and chemicals businesses and risks related to the adequacy of the Company's existing reserves and insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the Company's foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the Company's ongoing acquisition and divestiture activities; (i) risks inherent in its contingent liability reserves, including asbestos; and other risks detailed in the Company's other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the Company's prospectus and prospectus supplement included as part of the Company's Registration Statement on Form S-3 (File No. 333-108647), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

                                       ###


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                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                       In thousands, except per share data

                                                     Three Months Ended August 31,
                                                     -----------------------------
                                                           2003         2002
                                                         --------     --------
NET SALES                                                $590,091     $542,413
Cost of sales                                             313,980      284,302
                                                         --------     --------
GROSS PROFIT                                              276,111      258,111
Selling, general & administrative expenses                195,918      183,014
Interest expense, net                                       6,283        7,204
                                                         --------     --------
INCOME BEFORE INCOME TAXES                                 73,910       67,893
Provision for income taxes                                 26,238       23,720
                                                         --------     --------
NET INCOME                                               $ 47,672     $ 44,173
                                                         ========     ========
Basic earnings per share of common stock                 $   0.41     $   0.38
                                                         ========     ========
Diluted earnings per share of common stock               $   0.41     $   0.38
                                                         ========     ========
Average shares of common stock outstanding - basic        115,557      114,765
                                                         ========     ========
Average shares of common stock outstanding - diluted      116,233      115,760
                                                         ========     ========

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  In thousands

                                                       Three Months Ended August 31,
                                                       -----------------------------
                                                             2003          2002
                                                           --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $ 47,672      $ 44,173
  Depreciation and amortization                              15,127        14,083
  Items not affecting cash and other                         (7,006)       (3,055)
  Changes in operating working capital                      (29,074)      (33,195)
                                                           --------      --------
                                                             26,719        22,006
                                                           --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                       (6,808)       (5,252)
  Acquisition of new businesses, net of cash acquired       (13,000)       (7,595)
                                                           --------      --------
                                                            (19,808)      (12,847)
                                                           --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in debt                                            4,042         2,456
  Cash dividends                                            (15,019)      (14,261)
  Exercise of stock options                                     853           721
                                                           --------      --------
                                                            (10,124)      (11,084)
                                                           --------      --------
NET (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS            (3,213)       (1,925)
                                                           --------      --------
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF PERIOD       50,725        42,172
                                                           --------      --------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD           $ 47,512      $ 40,247
                                                           ========      ========


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                           CONSOLIDATED BALANCE SHEETS
                                  In thousands

                                                    August 31,       August 31,        May 31
                                                       2003             2002            2003
ASSETS                                             (Unaudited)      (Unaudited)
                                                   -----------      -----------      -----------
CURRENT ASSETS
  Cash and short term investments                  $    47,512      $    40,247      $    50,725
  Trade accounts receivable                            443,782          409,135          456,920
  Allowance for doubtful accounts                      (17,117)         (16,503)         (17,297)
  Net trade accounts receivable                        426,665          392,632          439,623
  Inventories                                          255,627          254,859          253,204
  Deferred income taxes                                 51,285           42,441           51,285
  Prepaid expenses and other current assets            137,653          106,325          133,257
                                                   -----------      -----------      -----------
  TOTAL CURRENT ASSETS                                 918,742          836,504          928,094
                                                   -----------      -----------      -----------
Property Plant and Equipment, At Cost                  717,811          661,600          714,009
  Allowance for depreciation and amortization         (350,681)        (309,882)        (343,220)
                                                   -----------      -----------      -----------
  PROPERTY, PLANT AND EQUIPMENT, NET                   367,130          351,718          370,789
                                                   -----------      -----------      -----------
OTHER ASSETS
  Goodwill                                             633,820          596,250          631,253
  Other intangible assets, net of amortization         279,881          262,260          282,949
  Other                                                 34,705           23,116           34,126
                                                   -----------      -----------      -----------
  TOTAL OTHER ASSETS                                   948,406          881,626          948,328
                                                   -----------      -----------      -----------
TOTAL ASSETS                                       $ 2,234,278      $ 2,069,848      $ 2,247,211
                                                   ===========      ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                 $   154,222      $   141,728      $   171,956
  Current portion of long-term debt                      1,802            6,063            1,282
  Accrued compensation and benefits                     52,864           57,987           77,577
  Accrued loss reserves                                 59,764           47,775           64,230
  Asbestos-related liabilities                          41,583            3,598           41,583
  Other accrued liabilities                             61,166           51,925           59,759
  Income taxes payable                                  17,628           16,251           11,263
                                                   -----------      -----------      -----------
  TOTAL CURRENT LIABILITIES                            389,029          325,327          427,650
                                                   -----------      -----------      -----------
LONG-TERM LIABILITIES
  Long-term debt, less current maturities              728,367          710,189          724,846
  Asbestos-related liabilities                          95,274               --          103,000
  Other long-term liabilities                           58,896           51,279           59,951
  Deferred income taxes                                 61,108           92,046           54,756
                                                   -----------      -----------      -----------
  TOTAL LONG-TERM LIABILITIES                          943,645          853,514          942,553
                                                   -----------      -----------      -----------
    TOTAL LIABILITIES                                1,332,674        1,178,841        1,370,203
                                                   -----------      -----------      -----------
STOCKHOLDERS' EQUITY
  Preferred stock; none issued                              --               --               --
  Common stock (outstanding 115,624;
    114,886; 115,496)                                    1,156            1,786            1,156
  Paid-in capital                                      509,332          585,737          508,397
  Treasury stock, at cost                                 (589)         (86,253)          (1,167)
  Accumulated other comprehensive loss                 (26,739)         (49,778)         (17,169)
  Retained earnings                                    418,444          439,515          385,791
                                                   -----------      -----------      -----------
  TOTAL STOCKHOLDERS' EQUITY                           901,604          891,007          877,008
                                                   -----------      -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 2,234,278      $ 2,069,848      $ 2,247,211
                                                   ===========      ===========      ===========